Exhibit 10.27

EXECUTIVE MEDICAL ALLOWANCE PROGRAM
SUMMARY

Participants:	Corporate Officers and Division Presidents and other executives as may from time to time be approved for participation by the Compensation and Management Resources Committee of the Board of Directors of Foot Locker, Inc. (the “Compensation Committee”)

Allowable Expenses:	Out-of-pocket medical expenses up to a set maximum annual dollar amount, as may be determined from time to time by the Compensation Committee.

Section 409A:

Except as permitted by Section 409A of the Internal Revenue Code (the “Code”) and regulations issued thereunder, the right to reimbursement (i) shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement during any taxable year shall not affect the expenses eligible for reimbursement in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) such reimbursements payments shall be made on or before the last day of the participant’s taxable year following the taxable year in which the expense was incurred.

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